UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2008

(Name of small business in its charter)

Utah	0-30215	87-9369569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3940-7 Broad Street, San Luis Obispo, CA	93401
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number: (866) 297-7192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

            Appointment of Gary D. Stanwyck to the Board of Directors

            On May 5, 2008, the Board of Directors appointed Gary D. Stanwyck as member of the Board of Directors.

Gary Stanwyck, M.D. F.A.P.A. graduated from Stanford University in Biology in 1971 and from Stanford Medical School in 1975. He completed his medical internship and a Residency in Psychiatry in 1978 at the University of California, Davis. He began the private practice of psychiatry in San Luis Obispo, California in 1978. He subsequently opened and operated a multi-disciplinary outpatient mental health clinic and as a joint venture project with French Hospital Medical Center opened the Central Coast Psychiatric Center, an in-patient and day care facility. He was the Medical Director of the unit. As a member of the French Hospital Medical Staff, he was Chairman of the By-laws and Quality Assurance Committees. He also served as Chief of the Medical Staff and as a member of the Board of Directors of the hospital. From 1995 until 2006 he worked with the California Department of Corrections. He was a member of the state wide Health Services Division Strategic Task Force and Co-Chairperson of the state wide Quality Improvement Training Committee. At the California Men's Colony in San Luis Obispo, California he was Chairperson of the Medical Staff Quality Assessment and Improvement Committe and Chief of the Medical Staff. Dr Stanwyck has been a Diplomate of the American Board of Psychiatry and Neurology since 1983. He was elected a Fellow of the American Psychiatric Association in 2004. Since 1996 he has been a member of the National Examination Committee for Psychiatry Board Certification. Clinically, since 2006 Dr. Stanwyck has been practicing Forensic Psychiatry in San Luis Obispo, California.

Departure of Adam Elmquist from the Board of Directors

            On May 5, 2008, director Adam Elmquist resigned as a member of the Board of Directors of the Company after serving as an interim Director until a suitable replacement was identified.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POWER-SAVE ENERGY COMPANY

By:  /s/ Michael Forster
President

Date: May 21, 2008